                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-113575 of I-Sector Corporation ("I-Sector") on Form S-2 of our reports dated March 21, 2003, on the consolidated financial statements and financial statement schedule of I-Sector as of December 31, 2002, and for each of the two years in the period ended December 31, 2002, included in the Annual Report on Form 10-K of I-Sector for the year ended December 31, 2003, and to the use of our report dated March 21, 2003 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 6, 2004